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                       Renewal of Distribution Agreement

This Agreement made this 30th day of July, 1999 by and between Nuveen Municipal Money Market Fund, Inc. (formerly Nuveen Tax-Free Reserves, Inc.), a Maryland corporation (the "Fund"), and John Nuveen & Co. Incorporated, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 1999 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Directors of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 2000 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2000 and ratify and confirm the Agreement in all respects.

                                            NUVEEN MUNICIPAL MONEY MARKET
                                            FUND, INC.

                                            By:  /s/ Gifford R. Zimmerman
                                                 -------------------------
                                                  Vice President

ATTEST: /s/ Karen L. Healy
        ------------------
        Assistant Secretary

                                            JOHN NUVEEN & CO. INCORPORATED

                                            By:  /s/ Larry Martin
                                                ----------------------------
                                                 Vice President

ATTEST:  /s/ Nicholas Dalmaso
         --------------------
         Assistant Secretary